FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2005-AA3

TERMS AGREEMENT
(to Underwriting Agreement,
dated September 25, 2003
between the Company and the Underwriter)

First Horizon Asset Securities Inc.	New York, New York

 4000 Horizon WayMarch 30, 2005
Irving, Texas 75063

Goldman, Sachs & Co. (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust, Series 2005-AA3 Certificates specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-AA3 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pools: The Series 2005-AA3 Certificates shall evidence the entire beneficial ownership interest in three pools (the “Mortgage Pools”) of primarily 30-year adjustable rate first lien, fully amortizing, one-to-four family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of March 1, 2005 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pools: Approximately $410,002,587 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I and Pool II shall be 360 months. The original term to maturity of each Mortgage Loan included in Pool III shall range from 240 to 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

Class	Principal Balance	Interest Rate	Class Purchase Price Percentage
I-A-1	$111,711,000.00	Variable(1)	101.464843750%
I-A-R	$100.00	Variable(1)	101.464843750%
II-A-1	$51,939,000.00	Variable(1)	101.464843750%
II-A-2	(2)	Variable(1)	—
III-A-1	$219,702,000.00	Variable(1)	101.554687500%
B-1	$11,275,000.00	Variable(1)	99.818100000%
B-2	$5,125,000.00	Variable(1)	99.127200000%
B-3	$3,075,000.00	Variable(1)	96.589700000%
(1)	The interest rates for these classes of Certificates are variable and will be calculated as described in the Prospectus Supplement.

(2)
The Class II-A-2 Certificates are notional amount certificates and will accrue interest during each interest accrual period on a notional amount. The initial notional amount of the Class II-A-2 Certificates will be $51,939,000.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, March 30, 2005 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least “AAA” from Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Fitch Ratings in the case of the Class I-A-1, Class I-A-R, Class II-A-1, Class II-A-2 and Class III-A-1 Certificates, (ii) at least “AA” from S&P, in the case of Class B-1 Certificates, (iii) at least “A” from S&P, in the case of the Class B-2 Certificates and (iv) at least “BBB” from S&P, in the case of the Class B-3 Certificates.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

Very truly yours,

GOLDMAN, SACHS & CO.

By:
(Goldman, Sachs & Co.)

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION
By:
Name: Terry McCoy
Title: Executive Vice President